                            CITY NATIONAL CORPORATION
                                     [LOGO]

                                    ACQUIRES

                                THE PACIFIC BANK
                                     [LOGO]



                              September 22, 1999

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[LOGO]

FORWARD LOOKING INFORMATION

This presentation contains forward looking statements with respect to the financial condition, results of operations and business of City National Corporation (CYN) and The Pacific Bank, N.A. (PBSF) assuming the consummation of the merger, including statements relating to: (i) the cost savings and accretion to reported earnings that will be realized from the merger; and
(ii) the integration costs expected to be incurred in connection with the merger. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among other things, the following possibilities: (i) expected cost savings from the merger cannot be fully realized or realized within the expected time; (ii) revenues following the merger are lower than expected; (iii) competitive pressure among depository institutions increase significantly; (iv) costs of the difficulties related to the integration of the business of The Pacific Bank and City National Bank are greater than expected; (v) changes in the interest rate environment reduces interest margins; (vi) general economic conditions, either nationally or in California, are less favorable than expected; (vii) legislation or regulatory requirements or changes adversely affect the business in which the combined company will be engaged; and (viii) changes may occur in the securities market.

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STRATEGIC RATIONALE

- Extension of CYN's core business to a new, but fundamentally similar market is the logical next step in evolving CYN's strategy

- In looking for fundamentally similar geographic markets, Northern California offers the following positive characteristics:

     -    attractive market of entrepreneurs and growing young businesses

     -    significant & growing high net worth individual market

     -    very active real estate market

- 9 of top 20 "richest" cities are in Northern California (as ranked by median home price by Worth magazine)

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STRATEGIC RATIONAL (CONT.)

-    Northern California provides for diversification of CYN's portfolio risk

- Excellent opportunity to extend CYN's relationship banking approach to Northern California

- The disruptions in the California banking market create a key opportunity for CYN to expand into Northern California at this time

- PBSF has customers in Northern California with whom we can do additional business

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TRANSACTION SUMMARY

NAME:                  The Pacific Bank, N.A.

HEADQUARTERS:          San Francisco, CA

STRUCTURE:             Purchase, 50% stock/50% cash

PRICE:                 $29.00 per share

                       $152.9 million Aggregate Transaction Value

COLLARS: Exchange ratio floats between $28.05 and $37.95, is fixed at .7642 from $37.95 to $41.25 and floats above $41.25 based on $31.52 divided by the final CYN stock price

LOCK UP ARRANGEMENT:   Pacific Bank to grant CYN an option at $19.00 for 19.9%
                       of its stock

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TRANSACTION SUMMARY (CONT.)

   TIMING: Subject to regulatory and Pacific shareholder approvals. Targeted to close early 2000

   DUE DILIGENCE:         Completed, including year 2000 review

   WALKAWAY:              Permitted if final CYN stock price is less than $24.75
                          and has declined by more than 15 percentage points, in relation to the decline in the NASDAQ Bank Index

   COST SAVINGS:          Approximately 30%

   ACCRETION:             Approximately 1--2% to consensus 2000 GAAP earnings
                          for CYN,over 5--6% to consensus 2000 cash earnings for CYN

   INTEGRATION COST:      $1.5 million pre-tax

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

BALANCE SHEET IMPACT - AS OF JUNE 30, 1999
----------------------------------------------------------------------------------------------------------------------------------
                                                                                              ACQUISITION
                                  CYN                 APSB(1)              PACIFIC             ADJUSTMENTS           PRO FORMA
----------------------------------------------------------------------------------------------------------------------------------
Assets                             $6,302                $442                $729                 ($82)               $7,391

Loans                               4,723                 243                 503                                      5,469

Intangibles                            70                   0                   8                   115                  193

Deposits                            4,684                 407                 638                                      5,729

Equity                                561                  32                  74                  (33)                  634

Equity/Assets                        8.90%               7.24%              10.15%                                      8.58%

Tangible Equity/Assets               8.19                7.24                9.05                                       6.22

Loans/Deposits                     100.83                59.71               78.84                                      95.46

NPLs/Loans                           0.56                 0.32                0.50                                       0.56

NPAs/Assets                          0.45                 0.36                0.34                                       0.44

Reserves/NPLs                      528.34               239.86              480.66                                     512.75
----------------------------------------------------------------------------------------------------------------------------------

(1) The American Pacific State Bank (APSB) acquisition closed on August 27,
1999.


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
HISTORICAL FINANCIAL PROFILE OF PACIFIC                                              ($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
------------------------------------------------------------------------------------------------------------------------------


                                                         FYE DECEMBER 31,                                   6 MOS. ENDED
                                   -------------------------------------------------------------------------------------------
                                        1996                1997                1998                1998                1999
                                   ------------        ------------        ------------        ------------        ------------
Loans                                $330.1             $396.3               $484.5               $418.8              $502.7
Loan Loss Reserve                      10.8               10.8                 12.3                 10.1                12.1
Deposits                              392.5              506.7                611.9                488.1               637.8
Common Equity                          72.8               80.0                 80.3                 83.0                73.6
Total Assets                          476.7              603.4                713.3                586.5               728.6

Equity/Assets                          15.3%              13.3%                11.3%                14.1%               10.1%
Tier 1/Assets                          19.40              16.70                12.70                16.83               11.73
Loans/Assets                           67.30              64.00                61.70                69.60               67.30

Net Income                             $7.1               $7.3                 $3.3                 $3.6                $3.9
Net Income/Share                        1.25               1.28                 0.57                 0.62                0.74

ROAA                                    1.56%              1.35%                0.51%                1.22%               1.12%
ROAE                                   10.00               9.47                 3.92                 8.77               10.40
Net Interest Margin                     6.20               5.86                 5.75                 5.76                5.61
Efficiency Ratio                       74.33              70.01                65.28                69.26               72.00

NPAs/Assets                             0.36               0.23                 0.41                 0.40                0.35
Reserves/NPAs                         604.47             787.13               418.85               386.40              480.66
-------------------------------------------------------------------------------------------------------------------------------

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

LOAN PORTFOLIO COMPOSITION
----------------------------------------------------------------------------------------
                                                     6 MONTHS ENDED, 1999
                                 -------------------------       -----------------------
                                            PBSF                           CYN
                                 -------------------------       -----------------------
Commercial                                  52.8%                          53.7%

Construction                                 9.8                            6.1

Real Estate                                 33.4                           17.0

Residential Mortgage                         0.0                           22.1

Other                                        4.0                            1.1
                                         ---------                      ---------
      Total                                100.0%                         100.0%
                                         ---------                      ---------
----------------------------------------------------------------------------------------

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
PACIFIC'S CORE LINES OF BUSINESS                                                            ($ IN MILLIONS)
-------------------------------------------------------------------------------------------------------------
                                                                             SIX MONTHS ENDED 6/30,
                                                                     ----------------------------------------
                                                                           1999                      1998
                                                                     ---------------           --------------
Domestic Commercial Banking

          Revenues                                                         $13.9                      $10.5

          Pretax Income                                                      6.7                        5.1


International / Trade Finance

          Revenues                                                           4.9                        6.1

          Pretax Income                                                      1.4                        2.5


Wealth Management Services

          Revenues                                                           1.6                        1.9

          Pretax Income                                                      0.8                        0.6
------------------------------------------------------------------------------------------------------------

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